ARTICLES OF AMENDMENT
AIG RETIREMENT COMPANY I
     AIG RETIREMENT COMPANY I, a Maryland corporation, registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Charter of the Corporation (the “Charter”), the Board of Directors has approved the change of name of an existing series of the Corporation (the “Series”) from “Real Estate Fund” to “Global Real Estate Fund.” Any references to the Real Estate Fund in the Charter shall be changed to Global Real Estate Fund.
     This Amendment is limited to a change of name of a series of the Corporation expressly provided by §2-605 of the Maryland General Corporation Law and, therefore, is made without action by stockholders.
     SECOND: The amendment to the Charter herein made has been duly approved by vote of a majority of the entire Board of Directors at a meeting duly convened and held on July 15, 2008.
     THIRD: This Article of Amendment shall become effective on the 1st day of October, 2008.
     IN WITNESS WHEREOF, VALIC Company I has caused this Article of Amendment to be signed in its name and on its behalf by its Vice President and Secretary on this 8th day of September, 2008. Under penalties of perjury, the matters and facts set forth herein are true in all material respects.

AIG RETIREMENT COMPANY I
By:	/s/ NORI L. GABERT
Nori L. Gabert
Vice President & Secretary

ATTEST:
By:	/s/ MARK MATTHES
Mark Matthes
Assistant Secretary